EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Adept Technology, Inc. of our report dated July 31, 1998, included in the 1998 Annual Report to Shareholders of Adept Technology, Inc.

     Our audits also included the financial statement schedule of Adept Technology, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-3656 and 333-39065) pertaining to the 1983 Employee Stock Incentive Plan, 1993 Stock Plan, 1995 Employee Stock Purchase Plan and 1995 Director Option Plan of Adept Technology, Inc. of our report dated July 31, 1998, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule in this Annual Report (Form 10-K) of Adept Technology, Inc.


                                                            ERNST & YOUNG LLP


San Jose, California
September 28, 1998